Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

		Mar-03	Feb-03	Jan-03
Yield		16.43%	15.89%	15.18%
Less:	Coupon	2.20%	2.40%	2.49%
	Servicing Fee	1.50%	1.50%	1.50%
	Net Credit Losses	5.46%	5.49%	5.15%
Excess Spread		7.27%	6.50%	6.04%

Three Month Average Excess Spread		6.60%	6.45%	5.94%

Delinquency:
	30 to 59 days	1.30%	1.34%	1.35%
	60 to 89 days	0.88%	0.93%	0.92%
	90 + days	1.84%	1.88%	1.82%
	Total	4.02%	4.15%	4.09%

Payment Rate		18.38%	15.71%	18.06%